Medifast Inc. Responds to False Claims

Medifast Schedules Conference Call for
Wednesday, February 18, 2009 at 4:15 pm ET

For Immediate Release

Company Contact:	Investor Contact:
Michael S. McDevitt	Robert Blum, Joe Diaz, Joe Dorame
Chief Executive Officer	Lytham Partners, LLC
410-581-8042	602-889-9700

OWINGS MILLS, MD – February 17, 2009 -- Medifast, Inc. (NYSE: MED), a leading clinically –proven portion controlled weight-loss program announced today that it will hold an investor call at the close of the market on Wednesday, February 18, 2009 at 4:15 PM EST.  The call will address false claims made in a “report” by convicted felon Barry Minkow and the Fraud Discovery Institute.

“This report is false and misleading. Medifast does not customarily respond to spurious claims, however, in this case we felt it was warranted to protect our shareholders and health coaches.  We believe most everything he says to be false and made for his own personal gain. He is a liar and can’t be trusted,” said Michael S. McDevitt, CEO of Medifast, Inc.

“Our business practices comply with generally accepted industry standards of the Direct Selling Association,” continued Mr. McDevitt. “Our products are safe, pure and of the highest quality and can significantly improve the quality of life of our customers that are dedicated to achieving a healthy body weight.  Of Medifast’s 2008 revenues less than one percent (1%) is related to recruiting and none of that revenue is paid out to coaches as part of their compensation.  This fact alone completely refutes Mr. Minkow’s major premise that our growth is based on recruiting and not increased product sales.  The Take Shape For Life business model pays our coaches for increased product sales, which are made in support of helping our clients achieve optimal health.”

Mr. Minkow is a convicted felon having served a seven-year prison sentence – from January 1988 to April 1995 - for 57 counts of fraud and conspiracy. His company, The Fraud Discovery Institute and its website states that “… Barry Minkow almost always holds a position in securities reported on, or profiled by, FDI websites. Neither FDI nor Mr. Minkow will report when a position is initiated or covered.”

Mr. McDevitt added, “Our distinguished board of directors and executive team is populated with members of the U.S. military, the clergy, academia, and the legal profession. We are dedicated to operating our business with the highest ethical standards that the members of our board demand. In that regard, we are dedicated to protecting the Medifast brand and our products against unsubstantiated allegations. Mr. Minkow has in previous instances issued similar reports on other direct-selling organizations in order to generate downward pressure in companies in which he had an economic interest.”

Take Shape For Life, Inc. the direct-selling division of Medifast, inc. is a member of the Direct Selling Association (DSA), the national trade association of the leading firms that manufacture and distributes goods sold directly to consumers.

Medifast, Inc., manufactures the vast majority of its products in its wholly-owned manufacturing facility in Owings Mills, MD.  The Company’s plant is inspected regularly by the Maryland Department of Health and Hygiene and the Food and Drug Administration (FDA).  Over the past 10 years there has not been a single product safety claim made against any Medifast product by any government agency.

Colonel Brad MacDonald, USMC (Ret.), chairman of the Board of Directors of Medifast, Inc., concluded, “This form of a false and unfounded attack is a short term tactic to create fear.  However, our long term business model will prevail and prosper because it is based on a principled foundation focused on our customers.”

Conference Call:
The Company will conduct a conference call on Wednesday, February 18, 2008 at 4:15 pm EASTERN.

Interested parties can access the call by dialing (877) 407-0782 or (201) 689-8567, or can listen via a live Internet web cast, which can be found at http://www.choosemedifast.com in the section marked "Investor Relations". A replay of the call is available via web cast at http://www.choosemedifast.com until March 17, 2009 or by playback at (877) 660-6853 or (201) 612-7415 through March 17, 2009. Please use account #286 and conference #314120 for the replay.

About Medifast:
Medifast (NYSE: MED) is the leading easy-to-use, clinically proven portion-controlled weight loss program. Medifast has been recommended by more than 15,000 physicians nationwide. The number of customers utilizing the Medifast Weight Loss program exceeds 1 million. Medifast is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the Internet and national call centers; 2) a national network of physicians; 3) medically supervised Medifast Weight Control Centers; and 4) the Take Shape For Life direct-selling division, a network of health coaches. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto http://www.ChooseMedifast.com.

Safe Harbor Statement
Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release. MED-G